EXHIBIT 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100

***************************************************************************************************
CASH AMERICA UPDATES FIRST QUARTER FINANCIAL OUTLOOK
***************************************************************************************************

Fort Worth, Texas (April 15, 2005) — Cash America International, Inc. (NYSE: CSH) announced today that income from continuing operations for the first quarter ended March 31, 2005 will not meet its previously reported expectation of 45 cents to 47 cents per share. The Company currently anticipates that income from continuing operations for the first quarter will be up 30% from the prior year first quarter and will generate approximately 39 cents per share. The 2005 first quarter estimate includes the negative impact of one-cent per share of a foreign currency related loss. Cash America will report the complete results of the first quarter on its scheduled release date of April 21, 2005.

Commenting on the change in financial outlook, Daniel R. Feehan, president and chief executive officer of Cash America said, “During the latter stages of the quarter our pawn loan and cash advance balances did not rebound from the seasonal lows brought about from the annual tax refunds paid to many of our customers in this period. The reduced demand for our loan products caused revenue from service charges on pawn loans and cash advance fees to be below our expectations. The related impact of lower revenue is particularly sensitive to the profitability of the 107 cash advance units established over the last twelve months and caused their contribution to earnings in the first quarter to be less than we anticipated.”

Cash America also announced that it is withdrawing its previously published earnings expectations for fiscal 2005 because of uncertainties surrounding the FDIC’s new guidance affecting short-term cash advances. The guidance will restrict the offering of short-term cash advances by FDIC-regulated banks, and two of those banks offer cash advances through many of Cash America’s stores. The banks are in the process of submitting their plans to the FDIC for compliance with the new guidance. At this point, the Company does not know when or to what extent the banks’ cash advance business will change as a result of the compliance plans that the FDIC may ultimately approve. Therefore, the Company cannot predict with any degree of certainty the extent to which the eventual change in the banks’ cash advance business will impact Cash America’s earnings. The Company intends to publish guidance in the future when the situation involving the banks’ cash advance business becomes certain enough for it to do so.

Cash America will host a conference call to discuss its preliminary view of the first quarter Friday, April 15th at 7:30 AM CST. A live web cast of the call will be available on the home page of the Company’s corporate web site (www.cashamerica.com). To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software.

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 851 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 452 locations in 21 states under the brand name Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its U.S. locations including 264 locations that offer this service under the brand names Cash America Payday Advance and Cashland. In addition, check cashing services are provided through its 135 franchised and Company-owned “Mr. Payroll” check cashing centers.

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (“the Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes”, “estimates”, “plans”, “expects”, “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

* * *